EXHIBIT 99.1

First Cash Reports Record First Quarter Earnings Per Share of $0.36; Income From Continuing Operations Increases 20%

ARLINGTON, Texas, April 21, 2010 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced record-setting revenue, net income and earnings per share for the three months ended March 31, 2010. Earnings per share from continuing operations for the first quarter were $0.36 and income from continuing operations increased 20%, as the Company's core pawn operations continued to post strong growth in both revenue and operating profits.

In addition, the Company reaffirmed its full year earnings guidance of $1.53 to $1.59 per share.

Earnings Highlights

  Income from continuing operations increased 20% in the first quarter, to $11.0 million, compared to $9.2 million in the prior-year quarter.
  Diluted earnings per share from continuing operations were $0.36 for the quarter, an increase of 16%, compared to $0.31 in the first quarter of 2009.
  Trailing twelve months earnings from continuing operations increased 17%, to $1.44 per share, as the Company's overall operating results have not been adversely impacted by employment, retailing and consumer credit volatility generally experienced in the economy over the past year.
  Total first quarter 2010 diluted earnings per share were $0.39, which includes earnings from discontinued operations of $0.03 per share, related primarily to the former Auto Master operation.

Revenue Highlights

  Consolidated first quarter revenue increased by 21% over last year, totaling $97.2 million. Pawn revenue grew by 24% and comprised 86% of total revenue.
  On a geographic basis, the Company's revenues continued to be diversified between the U.S. and Mexico. U.S. pawn revenues increased by 21%, the result of strong same-store revenue growth and contributions from three new stores added since the comparative prior-year quarter. In Mexico, revenue increased by 28% over last year, reflecting contributions from new and maturing stores and a strengthening peso, despite challenging economic conditions in certain U.S./Mexican border markets.
  On a product-line basis, revenue from interest and service fees on pawn loans increased 30%, which reflected ongoing strong consumer demand for pawn loans in both the U.S. and Mexico. First quarter retail sales improved by 8% in the U.S. and 34% in Mexico. The U.S. retail results improved compared to the 3% retail sales growth experienced in fiscal 2009. Jewelry scrap sales were up 26%, the result of a 20% increase in the average selling price of gold and a 3% increase in the volume of jewelry scrap sales.
  Revenue from the Company's remaining short-term loan and credit services operations in the U.S. represented less than 13% of total revenues. Total short-term loan and credit services revenue increased by 2% in the first quarter compared to the prior year.
  Same-store revenue increased by 14% for the first quarter, driven primarily by strong same-store results in mature U.S. pawn stores and maturation of newer stores in Mexico.

Key Profitability Metrics

  Pawn receivables, from which the Company earns service fees and future inventories for sale, totaled $56 million at March 31, 2010, an increase of 29% over the prior year. U.S. pawn receivables increased by 14%, while pawn receivables in Mexico grew 46%. The large increase in Mexico reflected stronger than expected first quarter loan demand and the benefit of a stronger peso.
  The gross margin on retail pawn merchandise sales was 41% for the quarter, while margins on wholesale scrap jewelry sales were 33%. Inventory turns improved in the first quarter of 2010 to 4.4x, compared to 3.9x during the comparable prior-year quarter.
  Consolidated store-level operating profit margins were 28% for the first quarter of 2010, while the net operating margin (pre-tax income) was 18%. Return on equity for the trailing twelve months was 21%, while return on assets was 16%.
  Over 82% of the Company's customer receivables are pawn loans, which are fully collateralized. For the remainder of the receivable portfolio, comprised of short-term loans and credit services products, credit losses were reduced in the first quarter of 2010 to 16% of related revenue, compared to 17% in the prior-year quarter.

New Locations

  A total of 14 new store locations were added during the first quarter of 2010, all of which were pawn stores located in Mexico.  The majority of the new locations were in expansion markets in central Mexico, including Mexico City and the State of Mexico.
  The Company now has 343 total store locations in 19 states in Mexico, a 21% increase in the year-over-year store count. The Company's store base in Mexico is still maturing, as 47% of the stores are less than three years old.
  As of March 31, 2010, the Company operated a total of 559 stores and 39 kiosks. In the U.S., the Company operates a total of 97 pawn stores. One U.S. short-term loan store was closed during the first quarter of 2010.

Financial Position & Liquidity

  Earnings before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations totaled $80.7 million for the trailing twelve months ended March 31, 2010, an increase of 17% over the comparable prior year period. The EBITDA margin was 21% for the current and prior-year periods. A detailed reconciliation of this non-GAAP financial measure is provided elsewhere in this release.
  Free cash flow for the trailing twelve months was $57.5 million, compared to $32.1 million in the prior year. The increase was primarily the result of a 38% increase in total operating cash flows. A detailed description and reconciliation of this non-GAAP financial measure is provided elsewhere in this release.
  The Company has utilized free cash flow to accumulate approximately $34 million of invested cash, which is in excess of normal cash balances required for store operations. Total cash at March 31, 2010 was $47 million.
  As of March 31, 2010, the Company has no balance outstanding on its $90 million revolving credit facility. Given that the Company has $34 million of available cash on hand, it intends to replace the existing secured facility with a new $25 million unsecured credit facility with the same bank lenders. It is expected that the new facility will have a two-year term and can be increased to a $50 million facility, contingent on lender approval.
  As of March 31, 2010, the ratio of total liabilities to stockholders' equity was 0.2 to 1, compared to 0.5 to 1 at March 31, 2009.

Income From Auto Master Operation

  After-tax net income from the discontinued Auto Master operation during the first quarter was $1,150,000, or $0.03 per share.  As previously reported, the Company discontinued its Auto Master buy-here/pay-here automotive operation in 2008. The earnings in 2010 reflect collections of the remaining customer receivable portfolio in excess of anticipated collections based on an assumed liquidation fair value. During the current quarter, the Company realized net cash collections of $2.0 million on these accounts and recorded a pre-tax benefit of approximately $968,000 from these cash collections as compared to the estimated fair value of the receivables carried on the Company's books. In addition, the Company recorded a gain of approximately $300,000, related to the first quarter sale of certain commercial real estate associated with the discontinued Auto Master operation.

2010 Outlook

  The Company is maintaining its fiscal 2010 guidance for diluted earnings per share from continuing operations at a range of $1.53 to $1.59 per share, which represents 10% to 14% growth over 2009 earnings.
  The majority of 2010 revenues will be derived from pawn operations, with only 11% to 13% of revenues expected to be from U.S. short-term loan and credit services operations.
  In 2010, the Company is on target to open 65 to 75 new stores, the majority of which will be in Mexico. All of the anticipated 2010 store openings will be pawn stores.

Commentary & Analysis

Mr. Rick Wessel, First Cash's Chief Executive Officer, commented on the Company's first quarter 2010 results, "We are pleased with our record first quarter results, as core pawn operations continue to be highly profitable. As we start the second quarter, we see continued growth in pawn receivable portfolios, improving sales and a significant pipeline of store openings over the balance of the year."

Mr. Wessel continued, "During the first quarter, the growth in pawn receivables and resulting fee revenue continued to reflect strong consumer lending demand. We believe that an ongoing contraction in available consumer credit, as provided by banks and credit card companies, is increasing the demand for pawn lending products.   Importantly, the Company bears limited credit risk with most of its lending products and the growth thereof. We also saw strong first quarter growth in retail sales, as we are well-positioned as a deep-value retailer of quality jewelry and consumer electronics."

With regard to growth and expansion, Mr. Wessel noted, "The Company continues to execute on its successful pawn-focused growth strategy through consistent new store openings and rapid maturation of a young store base. The newer stores in Mexico are growing revenue and profitability at a pace above expectations. First Cash continues to identify significant expansion opportunities, especially in Mexico, where we expect to have over 400 stores by the end of 2010. In addition, the Company continues to target strategic pawn acquisition opportunities in existing markets in both the U.S. and Mexico."

Even with the significant store opening program, the Company has been able to further strengthen its balance sheet. The Company has accumulated approximately $34 million in excess cash reserves and has no outstanding bank debt. The Company generated significant free cash flow in the first quarter and expects to do so over the remainder of 2010.

In summary, Mr. Wessel said, "We believe that First Cash remains well-positioned to deliver continued profitability and long-term earnings growth.  Our business model has proven to be recession-resistant and we believe that demand for our credit products will continue to grow. We have taken significant steps to reduce regulatory risks and we have limited inherent credit risk. Our strong cash flows will continue to support growth through our self-funding store expansion strategy. In addition, our significantly under-levered balance sheet provides us tremendous strategic flexibility and will allow us to generate potential additional returns for our shareholders. We are optimistic about our future and remain committed to increasing shareholder value."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, income and losses related to discontinued operations, collections results, future tax benefits, expansion strategies, store openings, liquidity, cash flow, credit losses and related provisions, debt repayments, consumer demand for the Company's products and services, competition, regulatory risks, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company's existing bank line of credit, credit losses, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to hire and retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting short-term/payday loan businesses, credit services organizations and pawn businesses (in both the U.S. and Mexico), unforeseen litigation, changes in interest rates, monetary inflation, changes in tax rates or policies, changes in gold prices, changes in energy prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's 2009 Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading specialty retailer and provider of consumer financial services. Its pawn stores make small loans secured by pledged personal property and retail a wide variety of jewelry, electronics, tools and other merchandise. The Company's short-term loan locations provide various combinations of financial services products, including short-term loans, check cashing, and credit services. The Company owns and operates 559 stores in eight U.S. states and 19 states in Mexico.

First Cash is a component company in both the Standard & Poor's SmallCap 600 Index® and the Russell 2000 Index®. First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

STORE COUNT ACTIVITY

The following table details store openings and closings for the three months ended March 31, 2010:

	U.S.	Mexico	Total
	Locations	Locations	Locations
Three Months Ended March 31, 2010
Total locations, beginning of period	217	329	546
New locations opened	--	14	14
Locations closed or consolidated	(1)	--	(1)
Total locations, end of period	216	343	559

U.S. locations include 97 pawn stores and 119 short-term loan stores. The Company closed one under-performing U.S. short-term loan store in the first quarter of 2010. Mexico locations are comprised of 297 large format pawn stores and 46 small format CashYa! pawn/short-term loan stores.

First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores in the U.S.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,
	2010	2009
	(in thousands, except per share amounts)
Revenue:
Pawn merchandise sales	$60,774	$49,606
Pawn service fees	22,822	17,608
Short-term loan and credit services fees	13,262	12,796
Other	355	412
	97,213	80,422
Cost of revenue:
Cost of goods sold	37,528	28,544
Short-term loan and credit services loss provision	2,098	2,223
Other	34	33
	39,660	30,800
Net revenue	57,553	49,622

Expenses and other income:
Store operating expenses	27,749	24,361
Administrative expenses	9,603	8,086
Depreciation and amortization	2,534	2,422
Interest expense	140	236
Interest income	(4)	(50)
	40,022	35,055

Income from continuing operations before income taxes	17,531	14,567

Provision for income taxes	6,487	5,360
Income from continuing operations	11,044	9,207

Income from discontinued operations, net of tax	1,038	2,036
Net income	$12,082	$11,243

Basic income per share:
Income from continuing operations	$0.37	$0.32
Income from discontinued operations	0.03	0.07
Net income per basic share	$0.40	$0.39

Diluted income per share:
Income from continuing operations	$0.36	$0.31
Income from discontinued operations	0.03	0.07
Net income per diluted share	$0.39	$0.38

Weighted average shares outstanding:
Basic	29,981	29,258
Diluted	30,734	29,905

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,		December 31,
	2010	2009	2009
	(in thousands)
ASSETS

Cash and cash equivalents	$47,323	$20,775	$26,777
Service fees receivable	8,559	6,617	8,263
Pawn receivables	55,900	43,279	53,719
Short-term loan receivables, net of allowance	2,453	2,145	3,076
Inventories	31,435	25,916	34,437
Other	5,729	13,625	10,314
Total current assets	151,399	112,357	136,586

Property and equipment, net	51,091	41,974	47,980
Goodwill and intangible assets, net	71,589	74,193	70,252
Other	1,599	16,557	1,467
Total assets	$275,678	$245,081	$256,285

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of notes payable	$3,603	$4,580	$4,111
Accounts payable and accrued liabilities	21,210	15,588	19,984
Income taxes payable and deferred tax liabilities	10,000	6,595	10,958
Other	--	832	238
Total current liabilities	34,813	27,595	35,291

Revolving credit facility	--	45,000	--
Notes payable, net of current portion	4,678	8,232	5,265
Deferred tax liabilities	5,225	--	3,290
Total liabilities	44,716	80,827	43,846

Stockholders' equity	230,962	164,254	212,439
Total liabilities and stockholders' equity	$275,678	$245,081	$256,285

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended March 31, 2010, as compared to the three months ended March 31, 2009 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

					Increase/(Decrease)
	Three Months Ended March 31,				Constant Currency
	2010	2009	Increase/(Decrease)		Basis
Domestic revenue:
Pawn retail merchandise sales	$18,458	$17,057	$1,401	8%	8%
Pawn scrap jewelry sales	10,066	6,768	3,298	49%	49%
Pawn service fees	10,772	8,697	2,075	24%	24%
Short-term loan and credit services fees	12,202	11,985	217	2%	2%
Other	348	405	(57)	(14)%	(14)%
	51,846	44,912	6,934	15%	15%

Foreign revenue:
Pawn retail merchandise sales	22,310	16,644	5,666	34%	19%
Pawn scrap jewelry sales	9,940	9,137	803	9%	9%
Pawn service fees	12,050	8,911	3,139	35%	20%
Short-term loan and credit services fees	1,060	811	249	31%	16%
Other	7	7	--	--	(11)%
	45,367	35,510	9,857	28%	17%

Total revenue:
Pawn retail merchandise sales	40,768	33,701	7,067	21%	14%
Pawn scrap jewelry sales	20,006	15,905	4,101	26%	26%
Pawn service fees	22,822	17,608	5,214	30%	22%
Short-term loan and credit services fees	13,262	12,796	466	4%	3%
Other	355	412	(57)	(14)%	(14)%
	$97,213	$80,422	$16,791	21%	16%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details pawn receivables, short-term loan receivables, and active CSO loans outstanding from an independent third-party lender as of March 31, 2010, as compared to March 31, 2009 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year balances at the prior year end-of-period exchange rate, which is more fully described elsewhere in this release.

					Increase
	Balance at March 31,				Constant Currency
	2010	2009	Increase		Basis
Domestic customer receivables:
Pawn receivables	$26,161	$22,903	$3,258	14%	14%
Short-term loan receivables, net of allowance	1,529	1,448	81	6%	6%
CSO short-term loans held by independent third-party (1)	9,994	9,661	333	3%	3%
	37,684	34,012	3,672	11%	11%

Foreign customer receivables:
Pawn receivables	29,739	20,376	9,363	46%	25%
Short-term loan receivables, net of allowance	924	697	227	33%	13%
	30,663	21,073	9,590	46%	24%

Total customer receivables:
Pawn receivables	55,900	43,279	12,621	29%	19%
Short-term loan receivables, net of allowance	2,453	2,145	308	14%	8%
CSO short-term loans held by independent third-party (1)	9,994	9,661	333	3%	3%
	$68,347	$55,085	$13,262	24%	16%

(1)   CSO short-term loans outstanding are comprised of the principal portion of active CSO loans outstanding from an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the loans.

FIRST CASH FINANCIAL SERVICES, INC.

UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA and constant currency, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow and EBITDA are significant components in understanding and assessing the Company's financial performance. Since free cash flow and EBITDA are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow and EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow and EBITDA should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from pawn and short-term/payday loan customer receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity. The following table reconciles "net cash flow from operating activities" to "free cash flow" (unaudited, in thousands):

	Trailing Twelve Months Ended
	March 31,
	2010	2009
Cash flow from operating activities	$83,089	$60,352
Cash flow from investing activities:
Pawn and short-term loan receivables	(9,857)	(11,582)
Purchases of property and equipment	(15,723)	(16,670)
Free cash flow	$57,509	$32,100

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION (CONTINUED)

EBITDA
EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. The following table provides a reconciliation of income from continuing operations to EBITDA (unaudited, in thousands):

	Trailing Twelve Months Ended
	March 31,
	2010	2009

Income from continuing operations	$43,688	$36,619

Adjustments:
Income taxes	26,130	21,630
Depreciation and amortization	10,185	9,985
Interest expense	669	764
Interest income	(21)	(87)
Earnings from continuing operations before interest, taxes, depreciation and amortization	$80,651	$68,911

EBITDA margin calculated as follows:
Total revenue from continuing operations	$382,745	$326,354
Earnings from continuing operations before interest, taxes, depreciation and amortization	80,651	68,911
EBITDA as a percent of revenue	21%	21%

Constant Currency

Certain performance metrics discussed in this release are presented on a "constant currency" basis, which may be considered a non-GAAP financial measurement of financial performance under GAAP. The Company's management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted primarily in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the closing exchange rate at the end of the applicable prior-year period (March 31, 2009) of 14.4 to 1 was used, compared to the current end of period (March 31, 2010) exchange rate of 12.3 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended March 31, 2009 was 14.4 to 1, compared to the current quarter rate of 12.8 to 1.

CONTACT: First Cash Financial Services, Inc.
         Rick Wessel, Vice Chairman and Chief Executive Officer
         Doug Orr, Executive Vice President and Chief Financial Officer
         (817) 505-3199
         investorrelations@firstcash.com
         www.firstcash.com